EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Cutera, Inc.
Ron Santilli
Chief Financial Officer
415-657-5500

Investor Relations
John Mills
Integrated Corporate Relations, Inc.
310-954-1105
john.mills@icrinc.com

Cutera Reports First Quarter 2013 Results

BRISBANE, Calif., May 6, 2013 ─ Cutera, Inc. (NASDAQ: CUTR), a leading provider of laser and other energy-based aesthetic systems for practitioners worldwide, today reported financial results for the first quarter ended March 31, 2013.

Key financial highlights for the first quarter of 2013 were as follows:
•	Revenue grew 2% to $16.0 million, compared to the first quarter of 2012 in what is historically the seasonally lowest quarter of the year.
•
Gross margin was 54%, compared to the 50% in the first quarter of 2012, due primarily to the elimination of non-recurring acquisition start-up expenses associated with the Iridex asset purchase that were included in the first quarter of 2012.

•	Net loss was $2.2 million, or $0.15 per diluted share. Stock-based compensation, intangible, and depreciable items totaled $1.1 million for the quarter.
•	Cash and marketable securities increased $2.5 million in the quarter, resulting in $88.1 million at the end of the quarter.

Kevin Connors, President and CEO of Cutera, stated, “Our U.S. and international revenue increased by 3% and 1%, respectively, when compared to the same period one year ago.  While our U.S. and international revenue modestly expanded, we are targeting higher growth rates in the future. As we believe that market conditions remain sound, we are planning to expand the size of our North American sales team in the second half of 2013.  Our growth this quarter was driven primarily by ExcelV and truSculpt products and the growth of our Service revenue.  The international growth was propelled primarily by our operations in France and our distributor network in Asia Pacific.

Our engineering team continues to make great advances in new product development activities and applications that include:

1)
Launching a new disposable applicator for the truSculpt system to treat the smaller cosmetic areas of the body. truSculpt has the commercial advantage of being a platform where we are able to launch new applicators to better treat different parts of the body, as well as the potential to pursue other aesthetic applications.

2)
Introducing a new high performance laser system that is planned to be launched near the end of the year.  More details on this project will be forthcoming with the release of our second quarter 2013 results.

3)
Our Picosecond research program for the tattoo and pigmented lesion removal market continues to make progress.  We have built a working prototype, have started conducting clinical trials, and are now in the process of working on a 510(k) submission for this product. We recently met with the FDA to discuss our regulatory path and are encouraged with the direction from the Agency.”

Mr. Connors concluded, “We believe the market outlook for the aesthetic laser and other energy-based equipment continues to expand and we are well positioned to capitalize on the improving market and to take advantage of our business model. We remain focused on many initiatives in order to expand revenue growth, improved gross and operating margins, as well as cash generation in 2013 and beyond”.

Conference Call
The conference call to discuss these results is scheduled to begin at 2:00 p.m. PT (5:00 p.m. ET) on May 6, 2013. Participating in the call will be Kevin Connors, President and Chief Executive Officer, and Ron Santilli, Executive Vice President and Chief Financial Officer. The call will be broadcast live over the Internet hosted at the Investor Relations section of Cutera's website at www.cutera.com, and will be archived online within one hour of its completion through 8:59 p.m. PT (11:59 p.m. ET) on May 20, 2013.  In addition, you may call 877-407-3982 to listen to the live broadcast.

About Cutera, Inc.
Brisbane, California-based Cutera is a leading provider of laser and other energy-based aesthetic systems for practitioners worldwide. Since 1998, Cutera has been developing innovative, easy-to-use products that enable physicians and other qualified practitioners to offer safe and effective aesthetic treatments to their patients. For more information, call 1-888-4CUTERA or visit www.cutera.com.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning Cutera's ability to increase revenue, improve cash generation from operations, improve gross and net operating margins, develop and commercialize existing and new products and applications, experience market adoption for its products, realize benefits from additional investment, expand its sales force and statements regarding long-term prospects and opportunities in the laser and other energy-based equipment aesthetic market are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management's current, preliminary expectations and are subject to risks and uncertainties, which may cause Cutera's actual results to differ materially from the statements contained herein. Potential risks and uncertainties that could affect Cutera's business and cause its financial results to differ materially from those contained in the forward-looking statements include those related to the Company’s efforts to improve sales productivity, revenue growth and profitability improvement through the leverage of its operating expenses; the Company’s ability to successfully develop and launch new products and applications and market them to both its installed base and new customers; the length of the sales cycle process; unforeseen events and circumstances relating to the Company’s operations; government regulatory actions; and those other factors described in the section entitled, “Risk Factors”  in its most recent Form 10-Q as filed with the Securities and Exchange Commission on May 6, 2013. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Cutera undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events. Cutera's financial performance for the first quarter ended March 31, 2013, as discussed in this release, is preliminary and unaudited, and subject to adjustment.

CUTERA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31,	December 31,	March 31,
	2013	2012	2012
Assets
Current assets:
Cash and cash equivalents	$17,272	$23,546	$12,787
Marketable investments	70,821	62,026	66,137
Accounts receivable, net	6,814	8,841	4,496
Inventories	11,091	11,114	13,434
Deferred tax asset	39	40	50
Other current assets and prepaid expenses	1,511	1,439	1,363
Total current assets	107,548	107,006	98,267

Property and equipment, net	1,312	933	1,019
Long-term investments	-	-	2,928
Deferred tax asset, net of current portion	518	553	450
Intangibles, net	2,392	2,566	3,504
Goodwill	1,339	1,339	1,339
Other long-term assets	362	397	458
Total assets	$113,471	$112,794	$107,965

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,161	$2,107	$2,674
Accrued liabilities	7,087	9,493	8,936
Deferred revenue	6,766	6,618	5,770
Total current liabilities	16,014	18,218	17,380

Deferred revenue, net of current portion	2,538	2,102	917
Income tax liability	320	412	469
Other long-term liabilities	1,449	1,288	1,450
Total liabilities	20,321	22,020	20,216

Stockholders’ equity:
Common stock	14	14	14
Additional paid-in capital	105,089	100,552	97,043
Accumulated deficit	(12,036)	(9,873)	(8,592)
Accumulated other comprehensive income (loss)	83	81	(716)
Total stockholders' equity	93,150	90,774	87,749
Total liabilities and stockholders' equity	$113,471	$112,794	$107,965

CUTERA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2013	2012	2012
Net revenue	$15,967	$22,533	$15,727
Cost of revenue	7,417	9,790	7,845
Gross profit	8,550	12,743	7,882

Operating expenses:
Sales and marketing	6,456	7,101	7,437
Research and development	2,121	2,122	2,216
General and administrative	2,289	2,452	3,495
Total operating expenses	10,866	11,675	13,148
Income (loss) from operations	(2,316)	1,068	(5,266)
Interest and other income, net	135	105	96
Income (loss) before income taxes	(2,181)	1,173	(5,170)
Provision (benefit) for income taxes	(18)	96	97
Net income (loss)	$(2,163)	$1,077	$(5,267)

Net income (loss) per share:
Basic	$(0.15)	$0.08	$(0.38)

Diluted	$(0.15)	$0.08	$(0.38)
Weighted-average number of shares used in per share calculations:
Basic	14,408	14,173	13,960

Diluted	14,408	14,272	13,960

CUTERA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2013	2012	2012
Cash flows from operating activities:
Net income (loss)	$(2,163)	$1,077	$(5,267)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	820	826	738
Tax benefit from stock-based compensation	-	6	-
Excess tax benefit related to stock-based compensation	-	(6)	-
Depreciation and amortization	320	420	343
Other	34	26	14
Changes in assets and liabilities:
Accounts receivable	2,027	(992)	640
Inventories	23	1,363	(1,153)
Other current assets and prepaid expenses	60	142	444
Other long-term assets	35	120	28
Accounts payable	54	(190)	101
Accrued liabilities	(2,504)	(14)	(661)
Other long-term liabilities	259	(38)	27
Deferred revenue	584	1,010	(118)
Income tax liability	(92)	(59)	(9)
Net cash provided by (used in) operating activities	(543)	3,691	(4,873)

Cash flows from investing activities:
Acquisition of property and equipment	(525)	(158)	(277)
Business acquisition	-	-	(5,091)
Proceeds from sales of marketable and long-term investments	500	5,203	10,729
Proceeds from maturities of marketable investments	11,050	8,564	11,135
Purchase of marketable investments	(20,473)	(18,949)	(13,442)
Net cash provided by (used in) investing activities	(9,448)	(5,340)	3,054

Cash flows from financing activities:
Proceeds from exercise of stock options and employee stock purchase plan	3,717	855	586
Excess tax benefit related to stock-based compensation	-	6	-
Net cash provided by financing activities	3,717	861	586

Net decrease in cash and cash equivalents	(6,274)	(788)	(1,233)
Cash and cash equivalents at beginning of period	23,546	24,334	14,020
Cash and cash equivalents at end of period	$17,272	$23,546	$12,787

CUTERA, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(in thousands, except percentage data)
(unaudited)

	Three Months Ended
	March 31,	% of	December 31,	% of	March 31,	% of
	2013	Revenue	2012	Revenue	2012	Revenue
Revenue By Geography:
United States	$6,488	41%	$10,008	44%	$6,311	40%
International	9,479	59%	12,525	56%	9,416	60%
	$15,967		$22,533		$15,727

Revenue By Product Category:
Products and upgrades	$9,197	58%	$15,326	68%	$9,258	59%
Service	4,444	28%	4,614	20%	3,873	25%
Titan and truSculpt hand piece refills	1,190	7%	1,235	6%	1,130	7%
Dermal fillers and cosmeceuticals	1,136	7%	1,358	6%	1,466	9%
	$15,967		$22,533		$15,727

	Three Months Ended
	March 31,	December 31,	March 31,
	2013	2012	2012
Pre-tax Stock-Based Compensation Expense:
Cost of revenue	$159	$178	$143
Sales and marketing	199	181	140
Research and development	101	95	146
General and administrative	361	372	309
	$820	$826	$738